Exhibit 10.74
CODE SECTION 409A AMENDMENT
TO
LETTER AGREEMENT
     THIS CODE SECTION 409A AMENDMENT (the “Amendment”) is made this day of December, 2008 by and between Tenneco Inc. (the “Company”) and Gregg Sherrill (the “Employee”).
RECITALS
     WHEREAS, the parties hereto are parties to a Letter Agreement (the “Agreement”); and
     WHEREAS, amendment of the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, in consideration of Employee’s performance, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the date first above written to amend the Agreement in the following particulars:
1.	By deleting the paragraph of the Agreement captioned “Perquisite Allowance” in its entirety and substituting the following:
     “Perquisite Allowance. You will receive an annual perquisite allowance of $50,000, paid when the perquisite allowance is paid to other senior executives of the Company, provided that such allowance shall be paid to you no later than two and one-half months after the end of the applicable calendar year.”
2.	By deleting the paragraph of the Agreement captioned “Severance” in its entirety and substituting the following:
     “Severance. If your employment is involuntarily terminated by the Company for reasons other than disability or Cause (as defined above) and other than under circumstances which would entitle you to benefits under the Change in Control Plan, you will be entitled to severance equal to two times your annual base salary payable in a single lump sum, subject to your timely execution and delivery of a general release and such other documents as the Company may reasonably request, provided that your severance, if any, shall be paid within 60 days of your termination of employment.”
3.	By adding the following two new paragraphs immediately at the end of the Agreement:

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     “Reimbursements and In-kind Benefits. Any expense reimbursement under this Agreement which provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A) shall be made promptly upon your presentation to the Company of evidence of the fees and expenses incurred by you and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by you; and no such reimbursement or the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder qualify for an exemption from Code Section 409A, provided, however, that if the Agreement and the benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Agreement so that the Agreement and the benefits provided hereunder are exempt from Code Section 409A or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.”
4.	Except as modified herein the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President - Global Administration

/s/ Gregg Sherrill
Gregg Sherrill

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